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                     KEMPER STRATEGIC MUNICIPAL INCOME TRUST


                           DIVIDEND REINVESTMENT PLAN

                                February 28, 1989

         1. PARTICIPATION. Shareholders of record of Kemper Strategic Municipal Income Trust (the "Fund") other than brokers or nominees may elect to be included in the Dividend Reinvestment Plan (the "Plan") and shareholders who so elect will be deemed to have appointed United Missouri Bank of Kansas City, N.A. ("UMB") as their agent and as agent for the Fund under the Plan.

         2. DIVIDEND INVESTMENT ACCOUNT. The transfer agent and dividend disbursing agent for the Fund's common shares of beneficial interest (the "Shares"), Investors Fiduciary Trust Company ("IFTC"), will establish a Dividend Investment Account (the "Account") for each shareholder participating in the Plan. IFTC will credit to the Account of each participant funds it receives from the following sources: (a) cash dividends and capital gains distributions paid on Shares registered in the participant's name on the books of the Fund; and (b) cash dividends and capital gains distributions paid on Shares registered in the name of IFTC but credited to the participant's Account. Such sources are hereinafter called "Distributions."

         3. INVESTMENT OF DISTRIBUTION FUNDS HELD IN EACH ACCOUNT. If, on the record date for a Distribution (the "Record Date"), Shares are trading at a discount from net asset value per Share (according to the evaluation most recently made on Shares of the Fund), funds credited to a participant's Account will be used to purchase Shares (the "Purchase"). UMB will attempt, commencing on the Record Date and ending at the close of business on the Payment Date ("Payment Date" as used herein shall mean the last business day of the month in which such Record Date occurs), to acquire Shares in the open market. If and to the extent that UMB is unable to acquire sufficient Shares to satisfy the Distribution by the close of business on the Payment Date, the Fund will issue to UMB Shares valued at net asset value per Share (according to the evaluation most recently made on Shares of the Fund) in the aggregate amount of the remaining value of the Distribution. If, on the Record Date, Shares are trading at a premium over net asset value per Share, the Fund will issue on the Payment Date, Shares valued at net asset value per Share (according to the evaluation most recently made on Shares of the Fund), to IFTC in the aggregate amount of the Funds credited to the participants' accounts.

         4. ADJUSTMENT OF PURCHASE PRICE. The Fund will increase the price at which Shares may be issued under the Plan to 95% of the fair market value of the Shares on the date the Shares are to be issued if the net asset value per Share of the Shares on the date they are to be issued (according to the evaluation most recently made on Shares of the Fund) is less than 95% of the fair market value of the Shares on the date the Shares are to be issued.




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         5. DETERMINATION OF PURCHASE PRICE. The cost of Shares and fractional
Shares acquired for each participant's Account in connection with a Purchase shall be determined by the average cost per Share, including brokerage commissions as described in Paragraph 6 hereof, of the Shares acquired by UMB in connection with that Purchase. Shareholders will receive a conformation showing the average cost and number of Shares acquired as soon as practicable after IFTC has received or UMB has purchased Shares. IFTC may mingle the cash in a participant" account with similar funds of other participants of the Fund for whom UMB acts as agent under the Plan.

         6. BROKERAGE CHARGES. There will be no brokerage charges with respect to Shares issued directly by the Fund as a result of Distributions. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to UMB's open market purchases in connection with the reinvestment of Distributions. Brokerage charges for purchasing small amounts of Shares for individual Accounts through the Plan can be expected to be less than the usual brokerage charges for such transactions, as UMB will be purchasing Shares for all participants in blocks and prorating the lower commission thus attainable.

         7. SERVICE CHARGES. There is no service charge by IFTC or UMB to shareholders who participate in the Plan. However, the Fund reserves the right to amend the Plan in the future to include a service charge.

         8. TRANSFER OF SHARES HELD BY IFTC. IFTC will maintain the participant's Account, hold the additional Shares acquired through the Plan in safekeeping and furnish the participant with written confirmation of all transactions in the Account. Shares in the Account are transferable upon transfer written instructions to IFTC. Upon request to IFTC, a certificate for any or all full Shares in a participant's Account will be sent to the participant.

         9. SHARES NOT HELD IN SHAREHOLDER'S NAME. Beneficial owners of Shares which are held in the name of a broker or nominee will not be automatically included in the Plan and will receive all distributions in cash. Such shareholders should contact the broker or nominee in whose name their Shares are held to determine whether and how they may participate in the Plan.

        10. AMENDMENTS. Experience under the Plan may indicate that changes are desirable. Accordingly, the Fund reserves the right to amend or terminate the Plan, including provisions with respect to any Distribution paid subsequent to notice thereof sent to participants in the Plan at least ninety days before the record date for such Distribution.

        11. WITHDRAWAL FROM PLAN. Shareholders may withdraw from the Plan at any time by giving IFTC written notice. If the certificate or proceeds are to be sent to anyone other than the registered owner(s) at the address of record, a signature guarantee will be required on the request. When a participant withdraws from the Plan, or when the Plan is terminated in accordance with Paragraph 10 hereof, the participant will receive a certificate for full Shares in the Account, plus a check for any fractional Shares based on market price; or if a Participant so



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desires, IFTC will notify UMB to sell his Shares in the Plan and send the proceeds to the participant, less brokerage commissions and a $2.50 service fee.




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